Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Navan, Inc. of our report dated April 30, 2025, except for the disaggregated usage-based and subscription revenue information included in Note 2 to the consolidated financial statements, as to which the date is July 25, 2025, and except for the effects of the reverse stock split discussed in Note 1 to the consolidated financial statements, as to which the date is September 19, 2025, relating to the financial statements, which appears in Navan, Inc.'s Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-290396). We also consent to the reference to us under the heading “Experts” in this Registration Statement.
/s/ PricewaterhouseCoopers LLP
San Jose, California
October 30, 2025